UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CEPHEID

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 13, 2014

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 22, 2014, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and, for that reason, we ask that you vote as soon as possible. Whether or not you plan to attend the meeting, you may vote via the Internet, by telephone or you may complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,
/s/ John L. Bishop
John L. Bishop
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2014:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.edocumentview.com/CPHD

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 22, 2014

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 22, 2014, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class III directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class III directors:

Robert J. Easton

Hollings C. Renton

Glenn D. Steele, Jr.

2. To approve an amendment to Cepheid’s articles of incorporation to increase the number of authorized shares of Cepheid’s common stock from 100,000,000 shares to 150,000,000 shares.

3. To amend Cepheid’s 2006 Equity Incentive Plan to increase the number of shares of Cepheid’s common stock reserved for issuance by 3,300,000 shares and to increase the pre-determined amount of stock option equivalents granted to our non-employee directors.

4. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2014.

5. To vote on a non-binding advisory resolution whether to approve Cepheid’s executive compensation.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on February 26, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ Joseph H. Smith
Joseph H. Smith
Secretary

Sunnyvale, California

March 13, 2014

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 22, 2014

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 22, 2014 at 1:00 p.m. Pacific time, referred to as the Annual Meeting, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting. The Annual Meeting will be held at our offices located at 1315 Chesapeake Terrace, Sunnyvale, California 94089. Our telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2013 Annual Report, are being mailed on or about March 13, 2014.

Record Date

Shareholders of record at the close of business on February 26, 2014, which we refer to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. At the record date, approximately 69,599,000 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to us, with attention to our Secretary, Joseph H. Smith, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the Annual Meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers, employees or other agents by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers, employees and agents for reasonable out-of-pocket expenses in connection with any solicitation. Also, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $22,000. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Under our Bylaws and our Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors.

The approval of Proposal No. 2 requires the approval of the affirmative vote of holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for Proposal No. 2

The approval of Proposals No. 3, No. 4 and No. 5 require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals No. 3, No. 4 and No. 5.

If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, referred to as the Board or the Board of Directors, is divided into three classes—Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the Annual Meeting, shareholders will elect the nominees for Class III directors.

Current Class III directors Robert J. Easton, Hollings C. Renton and Glenn D. Steele, Jr. have each been nominated for election by the Board of Directors upon recommendation by the Nominating and Governance Committee to stand for election as Class III directors and have each decided to stand for re-election.

Directors/Nominees

The information below sets forth the current members of the Board that will continue after the Annual Meeting and the nominees for Class III directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE
John L. Bishop	69	I	Chairman and Chief Executive Officer	2002
Thomas D. Brown (1) (3)	65	I	Director	2006
Robert J. Easton (1)	69	III	Director	2002
Thomas L. Gutshall (1)	76	II	Director	1996
Cristina H. Kepner (3)	68	II	Lead Independent Director	1998
Dean O. Morton (2) (3)	81	I	Director	1997
David H. Persing, M.D., Ph.D.	58	II	Executive Vice President and Director	2004
Hollings C. Renton (2)	67	III	Director	2000
Glenn D. Steele, Jr., M.D., Ph.D. (2)	69	III	Director	2011

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002 and became our Chairman of the Board in February 2013. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. He served as a director of Conceptus, Inc. and a member of its compensation committee until its acquisition by Bayer HealthCare LLC in June 2013 and is the chairman of the board of directors of AdvaMedDx, a medical diagnostics industry advocacy group. As our Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as the Chairman of our Board brings his thorough knowledge of Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. From 1977 until his retirement in 2002, Mr. Brown held numerous sales, marketing and general management positions within the Diagnostics Division of Abbott Laboratories. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and co-chairman of Bionest Partners, Inc., a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device and diagnostic companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. He was a director of CollaGenex Pharmaceuticals, Inc. from 1994 until its sale in 2008. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional roles, including marketing and engineering management roles in the Clinical Diagnostics business unit. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid. He served as Chairman of the Board from August 1996 until January 2013. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics, and served on its board of directors for fourteen years. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of Silver Bullet Therapeutics, Inc. and PROFUSA, Inc. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. Since February 2013, she has served as our Lead Independent Director. She was with Invemed Associates LLC from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.

Dean O. Morton. Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he started in 1960. In addition, he served as a director of BEA Systems from March 1996 to April 2008, when it was acquired by Oracle Corporation, Pharsight Corporation from April 2000 to November 2008, when it was acquired by Tripos International, and Alza Corporation from 1987 to June 2001, when it was acquired by Johnson & Johnson. From 1993 to 2002, Mr. Morton served on the board of Kaiser Foundation Health Plan and Hospitals and was a

member of the Executive Committee. Prior to that, he was a member of the board of the Stanford University Hospital for ten years. Mr. Morton was a member of the board of the David and Lucile Packard Foundation from 1989 to 2002 and served as the Chair of the Finance Committee, and was a public member of the board of commissioners of the Joint Commission on Accreditation of Healthcare Organizations from 1993 to 1997. Mr. Morton was on the board of the American Electronics Association for several years and served as Chairman in 1984. Mr. Morton currently serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits. Mr. Morton’s extensive experience as the senior operations officer of a very large enterprise brings particularly useful insight into Board deliberations as we continue to increase the scale of our operations and business.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. Dr. Persing served as a director of Monogram Biosciences, Inc. from December 2000 until August 2009, when it was acquired by Laboratory Corporation of America Holdings. He has authored over 240 peer-reviewed articles and served as Editor in Chief for four textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in October 2010. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Affymax, Inc., Rigel Pharmaceuticals and Portola Pharmaceuticals. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Glenn D. Steele, Jr. Dr. Steele joined us as a director in April 2011. Dr. Steele has served as President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, since March 2001. Prior to that, he was at the University of Chicago where he served as the Richard T. Crane Professor in the Department of Surgery, Vice President for Medical Affairs, and Dean of the Biological Sciences Division and of the Pritzker School of Medicine. Dr. Steele also serves on the boards of Bucknell University, Temple University School of Medicine, Premier Inc. as Chairman, Weis Markets Inc., Wellcare Health Plans Inc. and the American Hospital Association Committee of Research. Dr. Steele has extensive experience in the health care industry, as a noted surgeon, researcher and hospital group administrator. Additionally, his experience as chief executive officer of an integrated health care system brings a useful perspective as hospitals and other health care providers are key customers of our clinical diagnostics products. His significant research into the diagnosis and treatment of cancer assists the Board in refining our research programs, product development efforts and commercial strategy in the oncology field.

Required Vote

Under our Bylaws and Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes

“For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, prior to their nomination for election or re-election, submit to the Board of Directors an irrevocable resignation effective upon (1) such person’s failure to receive the required vote for re-election or election, as applicable, and (2) the date that is the earlier of 90 days after the certification of the shareholder vote and the date on which the office held by such director has been filled by the Board of Directors. Following an uncontested election in which any nominee does not receive a majority of votes cast “For” his or her election, the Nominating and Governance Committee will act on an expedited basis, and in any event within 90 days following the certification of the shareholder vote, to determine whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant, and will submit such recommendation for prompt consideration of the Board of Directors. If the Board of Directors does not act on such recommendation within 90 days following certification of the shareholder vote, the incumbent director’s resignation shall be deemed effective on the 90th day. The Board of Directors expects the director whose resignation has been tendered to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding the appropriate course of action. Within 90 days following certification of the shareholder vote, the Board shall publicly disclose its decision regarding whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant in a Form 8-K furnished to the Securities and Exchange Commission and as may otherwise be required pursuant to California law in such instance.

Recommendation of the Board of Directors

The Board recommends you vote FOR each of the nominated directors to serve on the Board for a three-year term.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of The NASDAQ Global Market, or NASDAQ, and applicable Securities and Exchange Commission rules. During 2013, the Board met six times and acted by unanimous written consent three times. During 2013, no director attended fewer than 75% of the aggregate of the total number of meetings held during the year. During 2013, no director attended fewer than 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Corporate Governance

We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and other applicable corporate governance requirements, including:

•	the Board has adopted clear corporate governance policies;

•	we have adopted a majority voting requirement for uncontested elections of directors;

•	the evaluation of the qualifications of current directors and director candidates by the Nominating and Governance Committee;

•	a majority of the Board members are independent from Cepheid and its management, and such independence is periodically reviewed by the Nominating and Governance Committee;

•	the independent members of the Board meet regularly without the presence of our management;

•	all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent from Cepheid and its management;

•	the charters of the committees of the Board clearly establish the committees’ respective structure, roles, and responsibilities;

•	we have a clear code of business conduct and ethics that applies to all of our employees, consultants and directors;

•	we have adopted stock ownership guidelines for our executive officers and for our non-employee directors; and

•	we have implemented an anonymous reporting hotline available to all employees, and the Audit Committee has procedures in place for the review of anonymous employee complaints on accounting, internal accounting controls or other matters.

Key information regarding our corporate governance initiatives can be found on our website, including the charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as well as our code of conduct and ethics. This information is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Independent Directors

Our Board believes strongly in the value of an independent board of directors. The Board has affirmatively determined that each member of the Board other than Mr. Bishop and Dr. Persing is independent under the criteria established by NASDAQ for director independence, resulting in over 75% of the members of our Board being independent. All members of each of our Audit, Compensation and Nominating and Governance committees are independent directors. In addition, the Board has determined that the members of the Audit Committee and the Compensation Committee meet the additional independence criteria required for audit committee membership and compensation committee membership, respectively, under applicable NASDAQ listing standards.

Board Leadership Structure

The Board believes that it should maintain flexibility to select our Chairman of the Board and adjust the Board leadership structure from time to time. In February 2013, upon the recommendation of the Nominating and Governance Committee, the Board determined that combining the positions of Chairman of the Board and Chief Executive Officer and establishing a Lead Independent Director was in our best interests and those of our shareholders. Combining the positions of Chairman of the Board and Chief Executive Officer provides us with optimally effective leadership. Mr. Bishop has led Cepheid for over 11 years, during which our business and market value have grown substantially. The Board believes that Mr. Bishop’s strategic vision for our business growth combined with his in-depth knowledge of our products, operations, customers and competition makes him well qualified to serve as both Chairman of the Board and Chief Executive Officer.

The role given to the Lead Independent Director helps ensure a strong independent and active Board. Our Lead Independent Director’s duties include, among other things, presiding at all meetings of the Board in the absence of the Chairman of the Board, presiding at all executive sessions of the independent directors, serving as a liaison between the Chairman of the Board and the independent directors of the Board, consulting with the Chairman of the Board regarding the agenda for meetings of the Board and the information sent to the Board in connection with the meetings of the Board, having authority to call meetings of the Board and/or meetings of the independent directors, and such other duties and responsibilities as the Board may from time to time authorize. Upon the recommendation of the Nominating and Governance Committee, in February 2013, the Board selected Ms. Kepner, an independent director with 16 years of experience on the Board, to serve as Lead Independent Director.

Risk Management

The Board is actively involved in oversight of risks that could affect Cepheid. This oversight is conducted primarily through the Audit Committee, as well as the Compensation Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. The Compensation Committee reviews our compensation programs and policies to determine any areas of resulting risk, as discussed further under “Risks from Compensation Policies and Practices” on page 56. The Nominating and Governance Committee oversees risks relating to our corporate governance policies and conflicts of interests. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risk areas.

Board Committees

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Audit Committee. Our Audit Committee is comprised of Cristina H. Kepner, who is the chair of the Audit Committee, Thomas D. Brown, and Dean O. Morton. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2013, the Audit Committee met ten times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter and reviews related party transactions.

The Audit Committee is also responsible for oversight of risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging and insurance programs. To satisfy these oversight responsibilities, the Committee meets with our Chief Financial Officer, Controller, General Counsel, outside counsel, independent registered public accounting firm and management. Additionally, the Audit Committee regularly meets with our outside counsel and independent registered public accounting firm without management present. Between formal Audit Committee meetings, the Audit Committee chair confers with our Chief Financial Officer, Controller and independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Compensation Committee. Our Compensation Committee is comprised of Dean O. Morton, who is the chair of the Compensation Committee, Hollings C. Renton and Glenn D. Steele, Jr. All members of the Compensation Committee meet the independence requirements under NASDAQ listing standards. In 2013, the Compensation Committee met eight times and acted five times by unanimous written consent. The Compensation Committee is responsible for reviewing the compensation and benefits for our executive officers and administering our compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally.

The Compensation Committee is also responsible for risks relating to our employment policies and our compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee chair confers with management and the Compensation Committee’s consultant.

The Compensation Committee delegates authority to grant stock options and restricted stock units to non-executive employees of Cepheid pursuant to specific guidelines approved by the Compensation Committee based on salary grade and job level to an equity incentive committee. John L. Bishop and David H. Persing are the current members of our equity incentive committee.

Nominating and Governance Committee. Our Nominating and Governance Committee is comprised of Thomas D. Brown, who is the chair of the Nominating and Governance Committee, Robert J. Easton and Thomas L. Gutshall. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of NASDAQ. In addition, we note that Mr. Gutshall has not been an officer of Cepheid since 2002. In 2013, the Nominating and Governance Committee met two times.

The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with our charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

In selecting nominees for the Board, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates, and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board. The Nominating and Governance Committee may consider diversity in identifying and evaluating director nominees.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2013, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by our members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

In 2013, we paid our non-employee directors an annual retainer of $50,000. We do not compensate our non-employee directors for attendance at regularly scheduled Board meetings but do reimburse our non-employee directors for expenses incurred in connection with attending such Board meetings. In the event that we hold non-regularly scheduled Board meetings, we pay our non-employee directors $2,000 for a non-regularly scheduled in-person Board meeting and $1,000 for a non-regularly scheduled telephonic Board meeting.

In February 2013, the position of Chairman of the Board was combined with that of Chief Executive Officer, and accordingly, no additional amounts were paid to Mr. Bishop for his service as Chairman. Mr. Gutshall received a pro rata portion of an additional $40,000 annual retainer for his service as non-employee Chairman of the Board until Mr. Bishop’s appointment in February 2013. In February 2013, the Board established the position of Lead Independent Director whose duties and responsibilities are described above under “Board Leadership Structure” and determined that the Lead Independent Director should receive an additional annual retainer of $25,000 for service in performing these additional duties and responsibilities. Ms. Kepner, our Lead Independent Director, received a pro rata portion of the $25,000 annual retainer for her service as Lead Independent Director beginning in February 2013.

In 2013, the non-employee Chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $26,000, $18,000 and $14,000 in annual compensation, respectively. Our non-employee members of the Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $12,000, $9,000 and $6,000 in annual compensation, respectively. We do not compensate our non-employee directors for attendance at regularly scheduled committee meetings but do reimburse our non-employee directors for expenses incurred in connection with attending such committee meetings. In the event that we hold non-regularly scheduled committee meetings, we pay our non-employee directors $1,000 for a non-regularly scheduled in-person committee meeting and $500 for a non-regularly scheduled telephonic committee meeting.

Directors who are employees of Cepheid receive no compensation for their service as directors.

In February 2014, based on the recommendations of Radford, the Compensation Committee’s outside compensation consultant, our Board increased certain elements of the cash compensation paid to non-employee members of our Board, effective as of April 1, 2014. Our Lead Independent Director’s additional retainer will increase by $2,000 to $27,000. The compensation of the Chair of our Compensation Committee will increase by $2,000 to $20,000. The compensation of the Chair of our Nominating and Governance Committee will increase by $1,000 to $15,000. The compensation of the non-Chair members of our Audit Committee will increase by $2,000 to $14,000. The compensation of the non-Chair members of our Compensation Committee will increase by $1,000 to $10,000. The compensation of the non-Chair members of our Nominating and Governance Committee will increase by $1,000 to $7,000. We will continue to not compensate our non-employee directors for attendance at regularly-scheduled Board and committee meetings and all other elements of cash compensation paid to the non-employee members of our Board will remain unchanged.

We have a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. The number of shares issued pursuant to this policy will be based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The shares will be issued under our 2006 Equity Incentive Plan, as amended, referred to as the 2006 EIP. For 2013, the directors were eligible to make an election prior to September 1, 2012 that would apply to annual cash retainer and committee chair fees payable in 2013.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic grants of equity incentives under our 2006 EIP, as amended pursuant to approval of our shareholders at the annual meeting of shareholders on April 29, 2010 and as further amended at the annual meeting of shareholders on April 24, 2012, according to a pre-determined amount of stock option equivalents, with the exact mix of stock options and restricted stock units to be determined from time to time in the discretion of the Board. Currently, when a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equals 20,000 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and on the date of the first Board meeting following each annual meeting of shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equals 10,400 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2013, the Board determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and that the mix of options and restricted stock units would be 75% and 25%, respectively.

If the amendments to our 2006 Equity Incentive Plan, as described in Proposal No. 3 below, are approved, then, (i) when a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equal 32,500 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and (ii) on the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equal 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2014, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and that the mix of options and restricted stock units will be 75% and 25%, respectively. For 2014, this would result in the following: (a) when a non-employee director first joins the Board, he or she would receive 24,400 options and 2,700 restricted stock units; and (b) for each non-employee director then having been in office for more than six months at the time of our annual meeting of shareholders receiving 16,300 options and 1,800 restricted stock units.

Regardless of whether the amendments to our 2006 Equity Incentive Plan are approved, non-employee directors will also be eligible to receive other types of awards under our 2006 EIP, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 EIP will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

Non-Employee Director Stock Ownership Guidelines

Under the equity ownership guidelines for our non-employee directors, non-employee directors are expected to own Cepheid equity or vested equity-based incentives equal in value to at least three times such director’s base annual retainer. For purposes of these guidelines, equity ownership includes ownership of common stock and vested in-the-money stock options. Shares shall be valued at the greater of the then-current fair market value of our common stock as reported on NASDAQ or the purchase or exercise price paid for such shares. Vested options shall be valued at their in-the-money value based upon the then-current fair market value of our common stock. Each director has until February 2017 (five years after the date of implementation of our equity ownership guidelines in February 2012) to meet the equity ownership guidelines and any new director will have five years from the beginning of his or her term to meet the equity ownership guidelines.

2013 Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2013.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)
Thomas D. Brown (4)	76,000	33,059	106,210	215,269
Robert J. Easton (5)	56,000	33,059	106,210	195,269
Thomas L. Gutshall	55,833	33,059	106,210	195,102
Cristina H. Kepner (6)	98,917	33,059	106,210	238,186
Dean O. Morton	80,000	33,059	106,210	219,269
Hollings C. Renton	59,000	33,059	106,210	198,269
Glenn D. Steele Jr. (7)	59,000	33,059	106,210	198,269

(1)	John L. Bishop, our Chairman and Chief Executive Officer, and David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop as an employee is shown in the “Summary Compensation Table” on page 51.
(2)	The amounts in this column include the amount of annual cash retainer and committee chair fees that a director may have elected, pursuant to our stock election policy, to receive in shares of our common stock. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The grant date fair value of these awards was calculated based on the closing price of our common stock on the date of grant multiplied by the number of shares issued.
(3)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as computed in accordance with ASC 718 for all awards to the director. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see Footnote 9, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. As of December 31, 2013, each non-employee director held outstanding options to purchase the following number of shares: Thomas D. Brown: 59,350; Robert J. Easton: 71,850; Thomas L. Gutshall: 59,350; Cristina H. Kepner: 66,850; Dean O. Morton: 66,850; Hollings C. Renton 46,850; and Glenn D. Steele Jr.: 34,350. As of December 31, 2013, each non-employee director held the following number of outstanding restricted stock units: Thomas D. Brown: 867; Robert J. Easton: 867; Thomas L. Gutshall: 867; Cristina H. Kepner: 867; Dean O. Morton: 867; Hollings C. Renton 867; and Glenn D. Steele Jr. 1,567.
(4)

Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Brown elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2013. As a result,

Mr. Brown received 1,987 shares of common stock in lieu of $76,000 in fees that he had earned for services as a director for 2013. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(5)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Easton elected to receive 100% of his annual cash retainer in shares of common stock, which election was applicable to his annual cash retainer payable in 2013. As a result, Mr. Easton received 1,464 shares of common stock in lieu of $56,000 in fees that he had earned for services as a director for 2013. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.
(6)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Ms. Kepner elected to receive 100% of her annual cash retainer and committee chair fees in shares of common stock, which election was applicable to her annual cash retainer and committee chair fees payable in 2013. As a result, Ms. Kepner received 2,600 shares of common stock in lieu of $98,917 in fees that she had earned for services as a director for 2013. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(7)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Dr. Steele elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to his annual cash retainer and committee chair fees payable in 2013. As a result, Dr. Steele received 1,543 shares of common stock in lieu of $59,000 in fees that he had earned for services as a director for 2013. The number of shares issued was based on the amount of retainer elected, divided by the fair market value of a share of our common stock on the date of issuance.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE

THE NUMBER OF AUTHORIZED SHARES

General

We are asking shareholders to approve an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 100,000,000 shares to 150,000,000 shares.

The additional authorized shares of common stock will have rights identical to our currently outstanding shares of common stock. The number of authorized shares of our undesignated preferred stock will not be affected by this amendment and will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we do not currently have any plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.

The reason for the proposed amendment is to increase corporate and financial flexibility. As of the record date, approximately 85% of our currently authorized common stock has either been issued, or is reserved for issuance under the 2006 EIP, our 2012 Employee Stock Purchase Plan, referred to together with the 2006 EIP as the Equity Plans, outstanding equity awards outside of the 2006 EIP pursuant to inducement grants made under NASDAQ listing standards, and upon conversion of outstanding convertible senior notes. As a result, we believe that we do not currently have sufficient shares authorized to maintain a competitive equity compensation program, to pursue appropriate equity financing opportunities if they arise, to take advantage of strategic transactions if they arise or to take certain other actions that the Board may determine are in our best interests and the best interests of our shareholders.

The Board believes it is desirable to have the flexibility to issue, without further shareholder action, additional shares of common stock in excess of the number of shares that is currently authorized. As is the case with the current authorized, unreserved and unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without a further vote of shareholders except as may be required in particular cases by applicable law, regulatory agencies or NASDAQ listing standards. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, acquisition of companies or assets, issuance in repayment of indebtedness and/or issuance of options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.

Article 3 of our articles of incorporation currently authorizes the issuance of up to 105,000,000 shares of stock, with 100,000,000 shares designated as common stock and 5,000,000 shares designated as preferred stock. On February 11, 2014, the Board approved the advisability of and adopted, subject to shareholder approval, an amendment to our articles of incorporation to increase the authorized number of shares of our common stock of from 100,000,000 shares to 150,000,000 shares. The number of authorized shares of preferred stock will remain unchanged at 5,000,000 shares. This amendment to the articles of incorporation requires approval of both the Board and shareholders. Accordingly, we are seeking shareholder approval for the amendment.

Purpose of Proposed Amendment

Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of the record date, of the 100,000,000 shares of authorized common stock, 69,598,813 shares were outstanding and 15,483,925 shares were reserved for issuance under the Equity Plans, outstanding equity awards outside of the 2006 EIP pursuant to inducement grants made under NASDAQ listing standards, outstanding convertible senior notes and other outstanding rights to acquire common stock. Specifically, as of the record date, we had 7,952,311 shares reserved for issuance under the 2006 EIP (including shares subject to outstanding equity awards under the EIP), 1,810,062 shares reserved for issuance under our 2012 Employee Stock Purchase Plan, 421,800 shares reserved for issuance under outstanding equity awards outside of the 2006 EIP pursuant to the 1997 EIP or inducement grants made under NASDAQ listing standards and 5,299,752 shares reserved for issuance under outstanding convertible senior notes. As a result, as of the record date, we only had approximately 14,917,262 shares of common stock that were authorized but not already reserved for issuance. Furthermore, in connection with Proposal No. 3 below, we expect to reserve an additional 3,300,000 shares for issuance under the 2006 EIP (as further described below).

The increase in authorized shares of common stock will allow us to continue implementing our employee equity programs at competitive levels. Without the ability to grant future stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with us during the vesting of the equity grant.

The increase will also give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining shareholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or NASDAQ listing standards that might require shareholder approval of certain transactions):

•	acquisitions;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	debt or equity restructuring or refinancing transactions;

•	stock splits or stock dividends; and

•	any other proper corporate purposes.

We currently have no specific plans, arrangements or understandings with respect to the issuance of these additional shares and no other change in the rights of shareholders are proposed.

Potential Adverse Effects of Proposed Amendment

If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts and upon terms that the Board may determine, without needing additional shareholder approval. Shareholder approval of this proposal will not, by itself, cause any change in our outstanding common stock. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing shareholders’ equity interests and could have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.

In addition to dilution, it is possible that the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Cepheid. For example, if we have issued additional shares to third parties and there is a tender offer for a specified percentage of our outstanding shares, obtaining that percentage would be more difficult since it would require a greater number of shares to be tendered in the tender offer. The Board is not aware of any actual or contemplated attempt to acquire control of Cepheid and this proposal is not being presented with the intent that it be used to prevent, delay or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.

Text of Proposed Amendment

If this proposal is approved, we will amend our articles of incorporation by replacing the current first paragraph of Article 3, in its entirety as follows:

“The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock which this Corporation is authorized to issue is 150,000,000 and the total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000.”

The amendment will become effective when a certificate of amendment to the articles of incorporation is filed with, and accepted by, the Secretary of State of the State of California.

Required Vote

The proposal must receive a “For” vote from the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR this Proposal No. 2.

PROPOSAL NO. 3

AMENDMENT TO 2006 EQUITY INCENTIVE PLAN

General

We are asking shareholders to approve an amendment to the 2006 EIP to (i) increase the number of shares of common stock reserved for issuance under the 2006 EIP by 3,300,000 shares of common stock and (ii) to increase the pre-determined amount of stock option equivalents granted to our non-employee directors.

The 2006 EIP is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance. The following summary of certain major features of the 2006 EIP is subject to the specific provisions contained in the full text of the 2006 EIP, as proposed to be amended, set forth in Attachment A.

Approval of the amendment of the 2006 EIP, or the EIP Amendment, is intended to ensure that we are able to continue offering stock-based incentive compensation to eligible employees and non-employee directors. As of the record date, the total number of shares that remained available for issuance and were not subject to awards already outstanding was 2,117,993. Without stock options, restricted stock units or other forms of equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future successes. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term and reduce the incentive of employees to remain employed with Cepheid during the vesting of the equity grant. Equity-based awards also directly align a portion of the compensation of our employees with the economic interests of our shareholders.

Plan History

In February 2006, the Board adopted, and in April 2006, the shareholders approved, the 2006 EIP and reserved a total of 3,800,000 shares thereunder, plus all shares then reserved but unissued under the 1997 Stock Option Plan, which were added to the 2006 EIP. The 1997 Stock Option Plan was then terminated.

In February 2008, the Board adopted, and in April 2008, the shareholders approved an amendment to the 2006 EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the 2006 EIP by 1,800,000 shares; (2) increased the ratio from 1.6 to 1.75 by which awards, other than options and stock appreciation rights, would decrease the pool of available shares; (3) mandated that stock appreciation rights could only be granted under the 2006 EIP with an exercise price that was at, or above, the fair market value of our common stock on the grant date and (4) clarified the requirement of shareholder approval of certain actions related to repricing outstanding awards under the 2006 EIP.

In February 2010, the Board adopted, and in April 2010, the shareholders approved an amendment to the 2006 EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the 2006 EIP by 3,800,000 shares; (2) changed the equity incentives automatically granted to non-employee directors from solely stock options to a combination of a lesser number of stock options and restricted stock units and (3) clarified the impact of a dissolution, liquidation, merger or asset sale on the vesting of stock options and restricted stock units granted to non-employee directors.

In October 2010, the Board adopted an amendment to the 2006 EIP. This amendment required that grants of restricted stock awards, stock bonus awards, restricted stock units and performance shares, these awards together, referred to as the Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period, and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-

year vesting or settlement restriction period, which restrictions are collectively referred to as the Minimum Restriction Periods. This amendment also provided that we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, provided that we do not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the 2006 EIP without the Minimum Restriction Periods.

In February 2012, the Board adopted, and in April 2012, the shareholders approved an amendment to the 2006 EIP. This amendment made the following changes: (1) increased the number of shares of common stock reserved for issuance under the 2006 EIP by 5,000,000 shares; (2) changed the equity incentives granted to our non-employee directors from grants of options and restricted stock units in pre-determined amounts to grants of a pre-determined amount of stock option equivalents, with the exact mix of options and restricted stock units to be determined from time to time in the discretion of the Board; (3) permitted the Board, as the administrator of the 2006 EIP, to prescribe rules and regulations relating to sub-plans for the purpose of qualifying for preferred tax treatment under foreign tax laws; and (4) permitted additional methods of payment upon the exercise of stock options and stock appreciation rights to conform to best practices for public company equity plans.

In February 2014, the Board adopted the EIP Amendment to (i) increase the number of shares of common stock reserved for issuance under the 2006 EIP by 3,300,00 shares of common stock, contingent upon and effective as of the approval of the EIP Amendment by the shareholders within 12 months of the approval by the Board and (ii) to increase the pre-determined amount of stock option equivalents granted to our non-employee directors so that (1) when a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units that, in aggregate, equal 32,500 stock options equivalents with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and (2) on the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equal 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2014, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and that the mix of options and restricted stock units will be 75% and 25%, respectively.

Background on Stock Compensation at Cepheid

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our shareholders. Equity ownership programs put employees’ interests directly into alignment with those of other shareholders, as they reward employees upon improved stock price performance. Without a sufficiently sizable equity incentive program, we would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to our future success.

A broad-based equity incentive plan focuses our employees who receive grants on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as shareholders. We grant stock options and restricted stock units to the majority of our newly hired employees and to all of our non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. We have also granted, and in the future may grant, options, restricted stock units and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

Purpose of 2006 EIP

The 2006 EIP allows us, under the direction of the Compensation Committee of the Board, the Equity Incentive Committee, a sub-committee of the Compensation Committee, or those persons to whom administration of the 2006 EIP, or part of the 2006 EIP, has been delegated or permitted by law, to make grants of stock options, restricted stock units, restricted stock awards, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with our performance.

Key Terms

The following is a summary of the key provisions of the 2006 EIP.

Plan Term:	February 16, 2006 to February 16, 2016

Eligible Participants:	Only employees, including officers and directors who are also employees, are eligible to receive grants of incentive stock options. All other awards may be granted to any of our employees, directors, consultants, independent contractors and advisors, provided that the grantee renders bona fide services to Cepheid. The Compensation Committee determines which individuals will participate in the 2006 EIP. As of the record date, there were approximately 1,250 employees and seven non-employee directors who are eligible to participate in the 2006 EIP.

Shares Authorized:	As of the record date, there are 2,117,993 shares authorized but not yet issued under the 2006 EIP, subject to adjustment only to reflect stock splits and similar events. If the Amendment is approved, an additional 3,300,000 shares will be authorized under the 2006 EIP, for a total, as of the record date, of 5,417,993 shares authorized but not yet issued under the 2006 EIP. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the 2006 EIP. Stock appreciation rights to be settled in shares are counted in full against the number of shares available for award under the 2006 EIP regardless of the number of shares issued upon settlement of the stock appreciation right.

As of the record date, there were a total of 6,256,118 shares subject to all outstanding equity awards, including 5,834,318 shares subject to outstanding equity awards under the 2006 EIP, consisting of:

•	5,166,103 shares subject to all outstanding option awards with a weighted average exercise price of $28.33 and a weighted average remaining contractual term of 4.1 years; and

•	668,215 shares subject to all outstanding full-value equity awards, all of which are restricted stock units, that had not yet vested.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the 2006 EIP against the maximum number of shares authorized, any Full Value Equity Award currently reduces the number of shares available for issuance under the 2006 EIP by 1.75 shares.

Share Limit on Awards:	No more than 1,500,000 shares may be granted to any individual under the 2006 EIP during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if applicable. Failure to qualify under this section might result in our inability to take a tax deduction for part of its performance-based compensation to senior executives.

Vesting:	Vesting schedules are determined by the Compensation Committee or Equity Incentive Committee when each award is granted. Options and restricted stock units generally vest over four years.

Award Terms:	Stock options have a term no longer than seven years from the date the options were granted, except in the case of incentive stock options granted to holders of more than 10% of Cepheid’s voting power, which have a term no longer than five years. Restricted stock units shall be settled within 30 days following the applicable date of vesting and shall expire on the date on which settlement of all restricted stock units subject to the grant occurs. Stock appreciation rights have a term no longer than seven years from the date they were granted.

Automatic Grants to Non-Employee Directors:

Under the existing 2006 EIP, when a non-employee director joins the Board, he or she receives options and/or restricted stock units, that, in the aggregate, equals 20,000 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office. On the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months receives options and/or restricted stock units, that, in the aggregate, equals 10,400 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. If the EIP Amendment is approved, (i) when a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equal

32,500 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office and (ii) on the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equal 21,700 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2014, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock and the mix of options and restricted stock units will be 75% and 25%, respectively.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding options or stock appreciation rights, has always been prohibited without shareholder approval under the current 2006 EIP. Such prohibited repricing includes canceling, substituting or exchanging outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, unless approved by shareholders.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options and restricted stock units that will be granted automatically in fiscal 2014 to our seven non-employee directors, pursuant to the 2006 EIP equity incentive grant formula for non-employee directors, assuming approval of the EIP Amendment.

Name and Position	Dollar Value ($)	Number of Shares Subject to Options	Number of Shares Covered by Restricted Stock Units
Non-Employee Director Group	Fair Market Value on date of grant	114,100	12,600

Future awards under the 2006 EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. Therefore, such awards are not included in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the 2006 EIP of stock options or stock appreciation rights may not be less than the fair market value (the closing price of our common stock on the date of grant, and if that is not a trading day, the closing price of our common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $54.60 per share. The term of these awards may not be longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of our voting power, which have a term no longer than five years. The Compensation Committee or Equity Incentive Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Unit Awards, Restricted Stock Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee or Equity Incentive Committee determines the terms and conditions applicable to the granting of restricted stock unit awards, restricted stock awards, performance shares and stock bonus awards. The Compensation Committee or Equity Incentive Committee may make the grant, issuance, retention and/or vesting of restricted stock unit awards, restricted stock awards, performance shares and stock bonus awards contingent upon continued employment with Cepheid, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either Cepheid as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total shareholder return and/or total shareholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the 2006 EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the 2006 EIP, awards granted under the 2006 EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee administers the 2006 EIP. Subject to the terms and limitations expressly set forth in the 2006 EIP, the Compensation Committee or its sub-committee, the Equity Incentive Committee, selects the persons who receive awards, determines the number of shares covered thereby, and, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the 2006 EIP and prescribe, amend and rescind any rules and regulations relating to the 2006 EIP. The Compensation Committee has delegated to the Equity Incentive Committee, a committee of John L. Bishop and David H. Persing, the ability to grant awards to 2006 EIP participants within specified guidelines based on an employee’s salary grade, so long as such participants are not officers, members of the Board, or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board may terminate or amend the 2006 EIP at any time, provided that no action may be taken by the Board (except those described in “Adjustments”) without shareholder approval to:

(1) permit the repricing of outstanding stock options or stock appreciation rights under the 2006 EIP; or

(2) otherwise implement any amendment to the 2006 EIP required to be approved by shareholders under the rules of NASDAQ.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of our capital structure without consideration, the Board may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the 2006 EIP, and subject to the various limitations set forth in the 2006 EIP, the number of shares subject to outstanding awards under the 2006 EIP, and the exercise price of outstanding stock options and of stock appreciation rights.

In the event of a merger or asset sale, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2006 EIP, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto and except for automatic grants to non-employee directors, shall expire 15 days following the date each holder of an outstanding award received notification from Cepheid of the exercisability of such award.

Except for automatic grants to non-employee directors, in the event of a proposed dissolution or liquidation of Cepheid, Cepheid shall notify such holder at least 30 days prior to such proposed action and outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

In the event of a proposed dissolution or liquidation of Cepheid, or a merger or asset sale of Cepheid, the vesting of all stock options and restricted stock units granted to non-employee directors will accelerate and become exercisable in full immediately prior to, and contingent upon, the consummation of such event and must be exercised within three months of the consummation of such event.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the 2006 EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Cepheid will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Cepheid will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Cepheid will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Cepheid will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option exercise price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Cepheid will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Cepheid common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Cepheid generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and if granted to an employee, is subject to income tax withholding. Cepheid receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock, at which point any gain or loss will be short-term or long-term capital gain or loss, depending on the holding period of the stock prior to such disposition.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Cepheid generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Cepheid will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Cepheid to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Cepheid may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively is required to approve the Amendment.

Recommendation of the Board of Directors

The Board recommends a vote FOR approval of the amendment to the 2006 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under the 2006 EIP by 3,300,000 shares of common stock and to increase the pre-determined amount of stock option equivalents granted to our non-employee directors.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2013 and 2012, the aggregate fees billed by our independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2013	2012
Audit Fees	$1,161,475	$1,077,861
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,161,475	$1,077,861

“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. “All Other Fees” consist of the aggregate fees billed in each of 2012 and 2013 for products and services provided by Ernst & Young LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. Our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability. We believe that our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to our peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. We urge you to read the Compensation Discussion and Analysis, or the CD&A, section of this proxy statement beginning on page 31 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our named executive officers.

We are asking our shareholders to cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the approval of compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 26, 2014 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2013; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 69,598,813 shares of common stock outstanding as of February 26, 2014. Shares of common stock that are subject to options currently exercisable or exercisable and restricted stock units that will vest within 60 days of February 26, 2014, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	810,704	1.15%
Thomas D. Brown (2)	79,728	*
Robert J. Easton (3)	149,188	*
Thomas L. Gutshall (4)	507,842	*
Cristina H. Kepner (5)	322,673	*
Dean O. Morton (6)	250,200	*
David H. Persing (7)	251,566	*
Hollings C. Renton (8)	47,700	*
Glenn D. Steele Jr. (9)	33,261	*
Andrew D. Miller (10)	43,110	*
Kerry J. Flom (11)	16,743	*
Philippe Jacon (12)	10,602	*
James Post	—	—
All Executive Officers and Directors as a group (16 persons) (13)	2,825,248	4.06%
Five Percent Shareholders
Entities affiliated with Artisan Partners Limited Partnership (14)	8,400,426	12.07%
Entities affiliated with Columbia Wanger Asset Management, LLC (15)	8,360,000	12.01%
Entities affiliated with Riverbridge Partners LLC (16)	4,790,096	6.88%
Entities affiliated with The Vanguard Group, Inc. (17)	4,008,983	5.76%
Entities affiliated with FMR LLC (18)	3,908,629	5.62%
Entities affiliated with BlackRock, Inc. (19)	3,825,690	5.50%

*	Less than one percent.
(1)	Includes options to purchase 768,228 shares exercisable, and 2,626 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.

(2)	Includes options to purchase 51,550 shares exercisable within 60 days February 26, 2014.
(3)	Includes 82,342 shares held by the Second Easton Family Charitable Trust and options to purchase 64,050 shares exercisable within 60 days of February 26, 2014.
(4)	Includes 366,300 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 51,550 shares exercisable within 60 days of February 26, 2014.
(5)	Includes 35,000 shares held in an IRA, and options to purchase 59,050 shares exercisable within 60 days of February 26, 2014.
(6)	Includes 82,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner and 93,000 shares held by the Dean and Lavon Morton Trust dated 9/20/79. Mr. Morton also has options to purchase 59,050 shares exercisable within 60 days of February 26, 2014.
(7)	Includes options to purchase 249,733 shares exercisable, and 641 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.
(8)	Includes options to purchase 39,050 shares exercisable within 60 days of February 26, 2014.
(9)	Includes options to purchase 26,550 shares exercisable, and 700 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.
(10)	Includes options to purchase 37,312 shares exercisable, and 1,214 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.
(11)	Includes options to purchase 13,952 shares exercisable, and 2,791 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.
(12)	Includes options to purchase 10,602 shares exercisable within 60 days of February 26, 2014.
(13)	Includes options to purchase 1,715,934 shares exercisable, and 9,421 shares subject to restricted stock units vesting, within 60 days of February 26, 2014.
(14)	Based on a Schedule 13G/A filed on January 30, 2014, Artisan Partners Limited Partnership (“Artisan Partners”) owns 8,400,426 shares (the “Artisan Shares”) acquired on behalf of discretionary clients of Artisan Partners, including 4,861,103 shares on behalf of Artisan Partner Funds, Inc. (“Artisan Funds”). Each of Artisan Partners, Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), Artisan Partners Holdings LP, the sole limited partner of Artisan Partners and the sole member of Artisan Investments (“Artisan Holdings”), Artisan Partners Asset Management Inc., the general partner of Artisan Holdings (“Artisan Management”), Artisan Investment Corporation, a control person of Artisan Management (“Artisan Corp.”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, have shared dispositive power with respect to all of the Artisan Shares and shared voting power with respect to 7,738,050 shares of the Artisan Shares. Artisan Funds has shared voting power and shared dispositive power for 4,861,103 shares of the Artisan Shares. Artisan Partners, Artisan Investments, Artisan Holdings, Artisan Management, Artisan Corp., ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(15)	Based on a Schedule 13G/A filed February 6, 2014. Columbia Wanger Asset Management, LLC has sole voting power with respect to 7,819,000 shares and sole dispositive power with respect to 8,360,000 shares. The shares reported include 6,170,000 shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia Wanger Asset Management, LLC. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(16)	Based on a Schedule 13G/A filed February 4, 2014. Riverbridge Partners LLC has the sole voting power with respect to 3,913,749 shares and sole dispositive power with respect to 4,790,096 shares. The address of Riverbridge Partners LLC is 80 South Eighth Street, Suite 1200, Minneapolis, MN 55402.
(17)	Based on a Schedule 13G/A filed February 12, 2014. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 89,724 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,700 shares. The Vanguard Group, Inc. has sole power to dispose of 3,919,259 shares, the sole power to vote 94,424 shares and shared power to dispose of 89,724 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(18)	Based on a Schedule 13G/A filed February 14, 2014. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, LLC is the beneficial owner of 3,193,729 shares, as a result of acting as an investment adviser to various investment companies (the “Fidelity Funds”). Edward C. Johnson 3rd, Chairman of FMR LLC, FMR LLC, through its control of Fidelity, and the Fidelity Funds, each has sole power to dispose of the 3,193,729 shares owned by Fidelity. Fidelity SelectCo, LLC (“Fidelity SelectCo”), a wholly owned subsidiary of FMR, LLC, is the beneficial owner of 639,500 shares, as a result of acting as an investment adviser to various investment companies (the “SelectCo Funds”). Edward C. Johnson 3rd, FMR LLC, through its control of Fidelity SelectCo, and the SelectCo Funds each has sole power to dispose of the 693,500 shares owned by Fidelity SelectCo. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, LLC, is the beneficial owner of 21,400 shares, as a result of acting as an investment manager of institutional accounts owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, each has sole power to dispose of the 21,400 shares owned by PGATC. Members of the family of Edward C. Johnson 3rd or trusts for their benefit, own shares of FMR LLC voting stock with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines by the Fidelity Fund’s Board of Trustees. The address of FMR LLC and Fidelity is 245 Summer Street, Boston, Massachusetts 02210. The address for Fidelity SelectCo is 1225 17th Street, Suite 1100, Denver, Colorado, 80202. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.
(19)	Based on a Schedule 13G/A filed January 28, 2014. BlackRock, Inc. has the sole voting power with respect to 3,624,024 shares has sole dispositive power with respect to 3,825,690 shares. Includes shares beneficially owned by BlackRock Investment Management (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock International Limited. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability.

Our overall compensation philosophy is that (1) our compensation programs will be designed to attract, motivate and retain top performing individuals at all levels in the organization, (2) individual salary levels may range from below or above market levels based on individual performance, experience and position criticality, (3) cash incentives will be used, based on affordability, in order to support a pay-for-performance philosophy where we and our employees are accountable for achieving specific goals and results, (4) special cash incentives may be used to reward individuals, below the director level, for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback, and (5) long-term compensation, such as equity incentives, is focused on retention and sustained company performance. The pay-for-performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value. The Compensation Committee of our Board of Directors, or the Compensation Committee, considered the results of the 2013 advisory vote on our executive compensation and, given that it reflected strong support for our compensation practices, decided to substantially continue our existing compensation policies and practices.

Our executive officers’ compensation currently has three primary components: (1) base compensation or salary, (2) annual cash incentives and (3) equity incentive grants. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the executive officer’s compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We further analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Hewitt company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and compensation philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time.

The executive officers listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion and Analysis section, are referred to as our “named executive officers.” For 2013, our named executive officers were:

•	John L. Bishop, our Chairman and Chief Executive Officer;

•	Andrew D. Miller, our Executive Vice President, Chief Financial Officer;

•	Kerry J. Flom, our Executive Vice President, Chief Regulatory Officer;

•	Philippe Jacon, our Executive Vice President, International Commercial Operations; and

•	James Post, our Executive Vice President, North American Commercial Operations.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2013, the Compensation Committee met eight times and acted five times by unanimous written consent, and each member of the Compensation Committee attended all of the meetings of the Compensation Committee. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Compensation Committee members but also our Chief Executive Officer (except during discussions regarding his compensation), our Executive Vice President, Human Resources (except during discussions regarding his compensation), a representative of Radford, and a representative from our outside legal counsel.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use and form of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executive officers.

The Compensation Committee establishes base salaries for our executive officers, sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan pursuant to the process described below in this section and determines the type, size and terms of equity-based incentives granted to executive officers. Equity grants are generally made at the previously-determined, regularly scheduled second-quarter Compensation Committee meeting.

At the regularly scheduled second-quarter Compensation Committee meeting, our Chief Executive Officer reviews with the Compensation Committee his evaluation of each other executive officer, including contribution, performance and future objectives, and each executive officer’s self-assessment. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance and the executive officer’s self-assessment. Our Chief Executive Officer then makes a recommendation to the Compensation Committee on each executive officer’s salary and equity incentive compensation. As discussed below, the Compensation Committee reviews this input in conjunction with its review of external benchmark data provided by Radford in setting compensation for these executives. In a session without our Chief Executive Officer present, the Compensation Committee determines and approves our Chief Executive Officer’s salary, target cash incentive compensation and equity incentive compensation based on its assessment of his performance and a review of external benchmark data provided by Radford.

At the regularly-scheduled third-quarter Compensation Committee meeting, the Compensation Committee meets with our Chief Executive Officer and Radford to discuss and approve our compensation philosophy and objectives for the following year and reviews with Radford and approves the companies comprising our peer group for compensation benchmarking purposes for the following year, as discussed below under “Benchmarking.” At the regularly-scheduled fourth-quarter Compensation Committee meeting, the Compensation Committee reviews with our Chief Executive Officer and Radford the cash and equity compensation of our executive officers, including as compared to comparable officers of our peer group.

At the regularly scheduled fourth-quarter Compensation Committee meeting in 2012, our Chief Executive Officer recommended to the Compensation Committee the proposed structure for a cash incentive bonus plan for our employees, including our executive officers, for 2013 based, in part, on our corporate financial and operational goals for 2013 and Radford’s analyses of the cash incentive bonus plans of our peer group companies. The cash incentive bonus plan for 2013 was adopted by the Compensation Committee in January 2013. In January 2014, the Compensation Committee reviewed the financial and operating results of 2013 compared to the targets under the cash incentive bonus plan and determined the level at which the cash incentive bonus plan was funded based on the terms of the plan and the individual bonuses of each of our executive officers.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2013, the members of the Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2013, the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	for each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	the self-assessment of each executive officer; and

•	the competitiveness of the elements of compensation and of the compensation package, as a whole, relative to comparable executives at the peer group companies as set forth by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities. The only other consulting or other services that Radford or Aon plc, its parent company, performed for us in 2013, at an aggregate cost of less than $50,000, were to provide assumption variables to our finance department for use in equity compensation accounting and provide access to comparable company executive and non-executive compensation survey data to ensure that our compensation programs are within market norms to attract, motivate and retain a superior leadership team while managing our cash and equity for our shareholders. The Compensation Committee determined that, notwithstanding the provision of such services, that Radford was an independent compensation advisor to the Compensation Committee for 2013, including for purposes of the Dodd-Frank Act and other applicable SEC and NASDAQ regulations.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2013. Radford’s compensation experts worked with our Executive Vice President, Human Resources to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical compensation data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our executive officers. Radford representatives attended seven Compensation Committee meetings that occurred during 2013 during which executive compensation, incentive plan design and/or our equity incentive program was discussed. In addition, Radford assists the Compensation Committee, our Chief Executive Officer and our Executive Vice President, Human Resources in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in executive sessions with the Compensation Committee as requested.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of our peer companies following discussions with the Compensation Committee, to better understand our business strategy and operating characteristics. We also reviewed the broader local market of biotechnology, pharmaceutical and medical diagnostic companies located in the San Francisco Bay Area, as we find that these companies also actively seek to hire similarly-qualified personnel as we do.

Our peer group is generally reviewed annually at the Compensation Committee’s regularly scheduled third quarter Compensation Committee meeting. For compensation to be paid in 2013, this meeting was held in July 2012. For our compensation analysis for 2013, the Compensation Committee primarily considered biotechnology, bio-instrument and medical diagnostic companies with the following criteria:

•	revenues equal to 0.5x to 2.0x our go-forward estimated revenues, or between $125 million-$550 million, based on our 2011 total revenues of approximately $278 million;

•	market capitalization approximately equal to 0.33x to 2.0x our market capitalization, or $1 billion-$6 billion, based on our market capitalization was approximately $2.9 billion as of June 30, 2012; and

•	employee size reflecting comparable organization complexity, determined to be between 300 to 1,400 employees, based on our 717 full-time equivalent employees as of December 31, 2011.

In general, the Compensation Committee seeks to identify companies that meet a minimum of two of these three stated criteria for inclusion as one of our peer group companies. Additionally, our Compensation Committee considers companies that are similar to ours with respect to elements such as complexity of the business, operating results and research and development investments, and those companies with whom we compete in business and in the recruitment of executive officers, as well as companies that list our company as a peer in their own compensation benchmarking analyses and companies listed in the Institutional Shareholder Services, or ISS, peer list for our company. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2013, the Compensation Committee selected the following companies to comprise our peer group:

Abaxis	Luminex

Acorda Therapeutics	Myriad Genetics

Affymetrix	Onyx Pharmaceuticals

Alkermes	Quidel

BioMarin Pharmaceutical	TECHNE

Dendreon	United Therapeutics

Genomic Health	ViroPharma

The Compensation Committee also approved tracking the compensation at Illumina and Life Technologies, despite their large size relative to the Company, because we compete directly with these companies for talent.

For our 2014 peer group list, approved by the Compensation Committee in July 2013, Illumina, Incyte, Jazz Pharmaceuticals, Meridian Biosciences and Seattle Genetics were added as it was believed that they are comparable with us in terms of the metrics used to select the peer group for 2014.

We believe that collectively the peer group used in 2013 was, at the time, representative of companies in our size range and industry and a fair representation of the employment market in which we compete.

The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

Compensation Objectives

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each executive officer, all existing elements of his compensation (including base pay, cash bonus awards, total cash compensation, long-term incentive compensation in the form of equity awards, and reimbursement of housing and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year.

The Compensation Committee compared these compensation components separately, and in the aggregate, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each executive:

•	base salary is at a level that is at approximately the 50th to 60th percentile level of base salaries paid to executives at peer group companies;

•	cash incentive compensation is paid only in connection with our incentive bonus plan, which requires achievement of specified corporate financial objectives and operational goals;

•	aggregate base salary and target cash incentive compensation is at approximately the 75th percentile level of cash compensation paid to executives at peer group companies, but that based on company affordability and the results achieved of our incentive bonus plan, the aggregate cash compensation actually paid may be below such percentile or, in the event that that our incentive bonus plan is funded in excess of the 135% level (as discussed in further detail below), above such percentile;

•

equity-based compensation is at a level that is at approximately the 60th percentile level of equity-based compensation issued to executives at peer group companies, balancing equity award grants on a percentage-

of-company basis to manage equity dilution and on a grant value-to-recipient based on the value calculated pursuant to ASC 718 (due to these two analytical tools yielding significantly differing results); and

•	aggregate cash and equity compensation is at a level that is at approximately the 60th percentile level of aggregate cash and equity compensation paid to executives at peer group companies.

The Compensation Committee targets base salary compensation at between the 50th and 60th percentile levels as a result of the extremely competitive market for qualified executive officers among our peer group companies. Executives may be below or above this target based on specific circumstances, including as a result of an arms-length negotiation at the time of employment, which are evaluated by the Compensation Committee. Our cash incentive compensation philosophy is focused on pay-for-performance and we only pay cash incentive compensation pursuant to our self-funding yearly cash incentive bonus plan upon the achievement of specified corporate financial metrics and operational goals. The financial metrics and operational goals are intended to be challenging and the percentage of the target bonus of each executive officer participating in the cash incentive bonus plan in 2009, 2010, 2011, 2012 and 2013 are summarized in the below table:

Year	Percentage of Target Bonus
2009	87%
2010	100%
2011	116%
2012	31%
2013	44%

As a result of our commitment to setting challenging financial metrics and operational goals in order to achieve payment under the cash incentive bonus plan and because such payment, if any, earned under the cash incentive bonus plan is directly linked to performance, thereby enhancing shareholder value, the Compensation Committee believes that it is appropriate to target aggregate cash compensation at approximately the 75th percentile level. Our named executive officers will only be paid at this level if warranted by our performance as reflected in achievement of the financial and operational objectives in our incentive bonus plan.

The Compensation Committee analyzes equity-based compensation for our executive officers on a percentage-of-company basis in combination with its analysis of the equity-based compensation on a grant date value basis because both metrics are important methods of ensuring the effectiveness of the key objectives of our executive compensation program, namely, retentive value, motivation and alignment of economic interests with our shareholders. Because our enterprise value, which is analyzed and viewed by way of our stock price, was higher than our peer group companies, these two analytical tools, percentage-of-company and grant date value, when used in comparison to our peer group companies, yielded significantly differing results. In determining grant date value, we use the Black-Scholes model, which includes our stock price as an input, and, pursuant to this model, as our stock price increases, the aggregate grant date value increases. In contrast, the percentage-of-company analysis does not account for our stock price. As a result, when determining the appropriate size of equity-based compensation for our executive officers, the Compensation Committee balances these two metrics.

Our aggregate total compensation objective recognizes that, over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay-for-performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as guidelines in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are below or above these guidelines based on the criteria outlined above. The Compensation Committee also noted where elements of compensation deviated from the stated objectives mainly due to the valuation of equity-based compensation.

Individual compensation levels may range from below or above these targeted percentile levels based on individual performance, experience, and position. The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to attract and retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined that for 2013 base salaries of each of our executive officers would be unchanged and remain at existing levels, except for Kerry J. Flom and Joseph Smith, whose base salaries were increased in connection with their promotions from Senior Vice President, Chief Regulatory Officer, to Executive Vice President, Chief Regulatory Officer, and Senior Vice President, Business Development and General Counsel, to Executive Vice President, Business Development and General Counsel, respectively, effective as of January 2, 2013.

Cash Incentives

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. The Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive compensation targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The financial metrics and operational goals of our cash incentive bonus plan are intended to be challenging and in 2009, 2010, 2011 and 2012, we made bonus payments equal to 87%, 100%, 116%, and 31%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but expect to adopt such a policy once the SEC has adopted rules in this regard. Our bonus plan described below is the only cash incentive program covering our executive officers.

In the fall of 2012 and January 2013, the Compensation Committee reviewed the proposed terms of a cash incentive bonus plan for 2013 based, in part, on analyses from Radford with respect to cash incentive bonus plans for our peer group companies. Typically, our peer group companies’ bonus plans utilize a mix of corporate and financial goals, including revenue and some type of profit metric (e.g., operating margins). The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency represented by operating margin. The Compensation Committee also established non-financial operational objectives as a factor in adjusting the bonus payouts that would result directly from the level of achievement of the financial performance metrics in order to encourage the management team to focus collectively on releasing new or improved products and tests by specified dates, completion and implementation of operations and sales plans for international operations by specified dates, completion of expansion and market plans for U.S. operations by specified dates, achievement of certain improvements to our production and manufacturing processes by specified dates and completion of certain organizational development initiatives by specified dates (these operational metrics are discuss in further detail in “Bonus Plan Structure” below). The bonuses to our named executive officers do not have additional individual performance objectives because the

Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives described below under “Bonus Plan Structure,” the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Bonus Plan Structure

For the reasons described above under “Bonus Plan Philosophy,” the Compensation Committee decided to continue our cash incentive bonus program for 2013. Whether or not a cash bonus pool would be funded, and at what levels, was determined based on a weighted curve that relates our 2013 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and our 2013 operating margin measured against pre-determined operating margin objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives. The results of our performance against the Revenue Objective account for 50% of bonus pool funding and the results of our performance against the Operating Margin Objective account for 50% of bonus pool funding.

The target bonus amount is the aggregate amount of all target bonuses at the 100% level, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. With respect to the Revenue Objective, if we had achieved at least 80% of the Revenue Objective, and with respect to the Operating Margin Objective, if we had achieved an operating margin that was at least 60% of the Operating Margin Objective, then we would have funded the cash bonus pool at the level of 50% of the aggregate target bonus amount. The cash bonus pool would be funded at increasing levels, according to level of achievement of the Revenue Objective and the Operating Margin Objective, up to a maximum of 150% of the aggregate target bonus amount for achievement of the highest Revenue Objective and the highest Operating Margin Objective.

If we had not achieved the minimum threshold Revenue Objective, then no amount would have been funded under the Revenue Objective portion of the bonus plan for 2013, and if we had not achieved the minimum threshold Operating Margin Objective, then no amount would have been funded under the Operating Margin Objective portion of the bonus plan for 2013.

In addition, a minimum level of achievement in one of the Financial Objectives is required to fund the other Financial Objective in excess of the 100% level. If we had not achieved at least 100% of the Operating Margin Objective, then the Revenue Objective portion of the bonus plan for 2013 would not be funded in excess of the 100% level. If we had not achieved at least 95% of the Revenue Objective, then the Operating Margin Objective portion of the bonus plan for 2013 would not be funded in excess of the 100% level.

If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based upon the level of achievement of the Financial Objectives, potentially reduced by up to 20% of the bonus pool as funded, in the discretion of the Compensation Committee, based on the achievement of the following specified corporate operational goals (without weighting individual objectives and with the Compensation Committee reviewing the achievement of the goals as a whole): (1) specific diagnostic test releases in specified markets by certain target dates, (2) completion and implementation of operations and sales plans for specified international operations by specified dates, (3) completion of expansion and market plans for U.S. operations by specified dates, (4) achievement of certain improvements to our production and manufacturing processes by specified dates and (5) completion of certain organizational development initiatives by specified dates.

Bonus Plan Funding

If the Financial Objectives were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each employee participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on an employee’s salary grade.

Under the 2013 bonus plan:

•	100% of the bonus target amount for the Revenue Objective was $410 million and in 2013, we achieved $401 million in total revenue.

•	100% of the bonus target amount for the Operating Margin Objective was 10% and in 2013, we achieved 5.9 % operating margin.

•	As a result of the achievement of the Revenue Objective and the Operating Margin Objective at these levels, the bonus pool was funded on a weighted curve at 48% of the target bonus pool.

•	With respect to the specified corporate goals, the Compensation Committee reviewed the various levels of achievement of the specified corporate goals and determined that the bonus funding would be reduced by 4% based on the failure to achieve by specified target dates specific diagnostic test releases in specified markets and complete organizational development initiatives.

•	Therefore, each executive officer received a bonus payment equal to 44% of their target bonus based on the bonus pool being funded at 48% of their target bonus for the achievement of the Financial Objectives, reduced by 4% as an adjustment for the various levels of achievement of the specified corporate goals.

Equity Incentives

We grant equity incentives in the form of stock options and restricted stock units, as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of our shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest over four years at a rate of 25% of the shares subject to the option vesting on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option vesting each month thereafter, and become exercisable as they vest.

We granted restricted stock units to our executive officers generally for the first time in 2010 and continued to do so through 2013. This decision is based, in part, upon the recommendation of Radford, based on their assessment of the peer group and broader market practices, where over 75% of the peers continue to issue restricted stock and/or restricted stock units, which are both considered full value equity, to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient, as opposed to an option grant, which requires payment of an exercise price. We generally granted restricted stock units to our executive officers using a 75% stock option to 25% restricted stock unit ratio, although the Compensation Committee may vary this ratio in its discretion. Our peer group companies granted stock options and restricted stock units for their named executive officers in a ratio closer to 65% stock options and 35% restricted stock units. The Compensation Committee chose to utilize relatively more stock options to reinforce the alignment with shareholders to emphasis future stock performance. For purposes of determining the amount and mix of restricted stock units and stock options, we grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan.

Typically, our restricted stock unit grants vest over four years at a rate of 25% vesting on the first anniversary of the grant date, and with respect to 6.25% vesting each three months thereafter, and are settled in shares of our common stock within 30 days following the applicable date of vesting.

Additionally, our equity incentive plan requires that grants of restricted stock, restricted stock units, stock bonus awards and performance shares, collectively referred to as Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period, such minimum vesting or settlement restriction periods referred to as the Minimum Restriction Periods. However, we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, so long as we do not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the our equity incentive plan without the Minimum Restriction Periods.

The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested, and other relevant data supplied by Radford. Additionally, the Compensation Committee seeks to reinforce a team approach to the management of, and responsibility for, our business by, when and as appropriate, granting equity awards that are consistent in size among our Executive Vice Presidents.

For stock equity grants other than to executive officers, the Compensation Committee has delegated authority to make grants to an equity incentive committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level. The Compensation Committee generally reviews the scope of this grant of delegated authority and the specific guidelines each year, and did so at its regularly scheduled first quarter meeting in 2013. The equity incentive committee may grant options and/or restricted stock units, at its discretion but within the specified guidelines, with each restricted stock unit at 1:3 ratio of the equity amount set forth in the specific guidelines. Option grants are granted with an exercise price equal to the fair market value on the date of grant. All equity grants are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by written consent of the equity incentive committee.

Equity grants typically are granted to executive officers when the executive first joins us or in connection with a promotion or significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s “in the money” as compared to “underwater” value of outstanding equity grants and then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option and/or restricted stock units granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

The Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for option grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considered the percentage ownership of the equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested and grant date fair market value of the equity grants, when approving these grants to our executive officers.

The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee or the equity incentive committee, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board, or applicable committee or sub-committee of our Board. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our performance-based annual equity grants to our current executive officers at the Compensation Committee’s regularly scheduled second quarter meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of the later of their employment start date and the date on which the grant is approved by our Board or applicable committee or sub-committee of our Board, and grants made in connection with promotions of current employees are made as of the later of the date that the promotion is approved and the date on which the grant is approved by the Compensation Committee or the equity incentive committee. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity usage. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and for 2013 determined to continue using both stock options and restricted stock units, with restricted stock units considered as a 1:3 option equivalent, as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Executive Officer Stock Ownership Policy

During 2012, the Compensation Committee adopted a stock ownership policy for our executive officers to ensure a continuing close alignment between the economic interests of our executive officers and the long-term creation of shareholder value. Under the policy, our Chief Executive Officer must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to three times (3x) his base salary, our Executive Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to two times (2x) their base salary and our Senior Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to one times (1x) their base salary. For purposes of determining the value of the shares of our common stock and/or unvested restricted stock units held by our executive officers, (1) shares of our common stock will be deemed to have a value equal to the greater of (x) the then-current fair market value of our common stock as reported on the NASDAQ Global Market and (y) the purchase price paid for such shares of our common stock or, in the case of shares of our common stock issued upon the exercise of stock options, the exercise price paid for such shares of our common stock, or in the case of shares of our common stock issued upon the vesting of restricted stock units, the closing price of our common stock on the date such restricted stock units vested, and (2) in the case of unvested restricted stock units, the then-current fair market value of the shares of our common stock issuable upon such restricted stock units less the number of restricted stock units that, at such then-current fair market value, would be required to be forfeited to pay the withholding amounts required to be paid upon vesting and issuance of such restricted stock units. Our executive officers have until the later of five years from the date of implementation of our stock ownership policy in December 2012 or commencement of employment to meet the requirements of our stock ownership policy.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of Cepheid. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2013, are described in detail in the section entitled “Potential Payments Upon Termination or Change of Control” below.

In the case of each change of control agreement, with the exception of certain severance provisions contained in our agreement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms-length negotiations with Mr. Bishop. When setting the terms of this arrangement, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop is eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change-in-control.

We believe the structure of our “double trigger” change of control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirors, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change of control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan and, commencing on January 1, 2014, our executive officers will have the option to participate in our Executive Deferred Compensation Plan. Additionally, Mr. Bishop receives reimbursement for housing or commuting costs, as described further below, and Mr. Post will receive reimbursement for his commuting and housing expenses until the earlier to occur of the completion of his relocation to the San Francisco Bay Area or two years.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Objectives” and “Components of Compensation.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2013 is set forth below.

Chief Executive Officer

As our Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives. He also represents us to the investment community. Commencing in February 2013, Mr. Bishop began serving as the Chairman of our Board of Directors, for which he does not receive additional compensation. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2013 was $4,098,784, which includes $3,187,178 of equity award compensation calculated at an aggregate grant date fair value under ASC 718. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford.

Base Salary. The Compensation Committee determined that Mr. Bishop’s base salary would be unchanged and remain at $575,000 for 2013. Mr. Bishop’s base salary of $575,000 was at the 36th percentile level, however, Mr. Bishop’s base salary and housing allowance (discussed below), in the aggregate, was at the 53rd percentile level of base salaries paid to chief executive officers at our peer group companies.

Cash Incentive. For fiscal year 2013, Mr. Bishop was awarded cash incentive compensation of $227,700, representing 40% of his annual base salary for 2013, or 44% of his target bonus of 90% of his base salary. This bonus was based entirely upon our achievement of our financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2013, the Compensation Committee approved the grant to Mr. Bishop of an option to purchase 176,250 shares of our common stock and 19,500 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. These equity grants were at the 9th percentile level, when reviewing the percentage-of-company analysis, and were at the 71st percentile level, when reviewing the grant date fair value analysis, of equity grants to chief executive officers at peer group companies. The Compensation Committee approved these grants in April 2013 based on Mr. Bishop’s performance and to continue to incentivize his future retention and performance and drive returns for our shareholders, as well as upon a review of competitive equity incentive data for chief executive officers of our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, and approximately consistent with the targeted 60th percentile level described in “Compensation Objectives.”

Other Compensation. As part of his employment agreement, we rent a one-bedroom corporate apartment for Mr. Bishop near our headquarters, and reimburse his commuting expenses to and from his permanent home in

Chicago, Illinois to the San Francisco Bay Area. In 2013, these housing and commuting expenses totaled $93,961. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Executive Vice President, Chief Financial Officer

As our Executive Vice President and Chief Financial Officer, Andrew D. Miller is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, investor relations, tax management and information technology. In 2013, Mr. Miller received aggregate cash and equity compensation of $1,453,459, which includes $950,976 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. The Compensation Committee determined that Mr. Miller’s base salary would be unchanged and remain at $415,000 in 2013. Mr. Miller’s base salary of $415,000 was at the 68th percentile level of base salaries paid to chief financial officers at our peer group companies.

Cash Incentive. Mr. Miller was awarded cash incentive compensation of $82,170, representing 20% of his annual base salary for 2013, or 44% of his target bonus of 45% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2013, the Compensation Committee approved the grant to Mr. Miller of an option to purchase 52,500 shares of our common stock and 5,850 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. These equity grants were at the 9th percentile level, when reviewing the percentage-of-company analysis, and were at the 63rd percentile level, when reviewing the grant date fair value analysis, of equity grants to chief financial officers at peer group companies. The Compensation Committee approved these equity grants based upon Mr. Miller’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, noting that these grants were below the targeted 60th percentile level on a percentage-of-company basis and slightly above the targeted 60th percentile level on a grant date value basis described in “Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Executive Vice President, Chief Regulatory Officer

As our Executive Vice President, Chief Regulatory Officer, Kerry J. Flom is responsible for all of our corporate regulatory activities worldwide, direction and management of all activities related to establishing and maintaining product clinical trials, leading our quality system program and initiatives, directing our governmental affairs efforts and directing activities related to obtaining and maintaining product reimbursement. In 2013, Dr. Flom received aggregate cash and equity compensation of $2,830,203, which includes $2,406,347 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In connection with Dr. Flom’s promotion from Senior Vice President, Chief Regulatory Officer, to Executive Vice President, Chief Regulatory Officer, effective as of January 2, 2013, the Compensation Committee approved an increase in Dr. Flom’s base salary to $350,000 in 2013, reflecting a

$50,000 increase from 2012. Dr. Flom’s base salary of $350,000 was approximately the 59th percentile level of base salaries paid to the top regulatory affairs executives at our peer group companies. The Compensation Committee determined that this increase was appropriate given Dr. Flom’s promotion from Senior Vice President to Executive Vice President as a result of his having greater experience and increased responsibility, his strong performance and the desire to motivate Dr. Flom to continue such performance, the criticality of the regulatory function to our corporate success and the extremely competitive market for qualified chief regulatory officers among our peer group companies and companies outside our industry.

Cash Incentive. Dr. Flom was awarded cash incentive compensation of $69,300, representing 20% of his annual base salary for 2013, or 44% of his target bonus of 45% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In January 2013, in connection with Dr. Flom’s promotion to Executive Vice President, Chief Regulatory Officer, Dr. Flom was granted an option to purchase 28,750 shares of our common stock and 28,750 restricted stock units, together, referred to as the Flom Promotion Awards. The Compensation Committee approved the Flom Promotion Awards based upon Dr. Flom’s promotion from Senior Vice President to Executive Vice President and based upon the same factors described in “Base Salary” above. The Compensation Committee approved the Flom Promotion Awards based on the criticality of his role to our ability to timely obtain regulatory approval for our products, which the Compensation Committee believes is directly related to the success of our company and value for our shareholders. The Flom Promotion Award that is an option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of such grant and will vest over a three-year period, with one-third vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following two years. The Flom Promotion Award that is restricted stock unit grant will vest over a three-year period, with one-third vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following two years. In April 2013, as part of the Compensation Committee’s annual executive compensation program, the Compensation Committee approved the grant to Dr. Flom of an option to purchase 52,500 shares of our common stock, which amount was identical to the options granted to most of our then- Executive Vice Presidents, and 5,850 restricted stock units, which amount was identical to the restricted stock units granted to most of our then- Executive Vice Presidents; these awards together, referred to as the Flom Annual Compensation Awards. The Flom Promotion Awards and the Flom Annual Compensation Awards were made pursuant to our 2006 Equity Incentive Plan. The Flom Annual Compensation Award that is an option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of such grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Flom Annual Compensation Award that is a restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee did not utilize benchmark data in determining the Flom Annual Compensation Awards and approved these equity grants based upon Dr. Flom’s performance and for the same reasons the Compensation Committee approved the Flom Promotion Awards.

Executive Vice President, International Commercial Operations

As our Executive Vice President, International Commercial Operations, Philippe Jacon is responsible for our international growth strategy, encompassing both our commercial clinical sales and our HBDC program. In 2013, Mr. Jacon received aggregate cash and equity compensation of $2,379,502, which includes $1,856,965 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. The Compensation Committee approved Mr. Jacon’s compensation based on an arms-length negotiation of the terms of Mr. Jacon’s initial employment in September 2012 and the importance of securing his leadership of our international commercial operations functions, although, Mr. Jacon did not commence employment with us until January 2013. All cash amounts were paid to Mr. Jacon in Euros and we have converted such amounts to U.S. dollars for purposes of the disclosures in this proxy statement based on the foreign exchange rate applicable to each monthly payment.

Base Salary. The Compensation Committee determined that Mr. Jacon’s base salary would be $397,158 in 2013. Mr. Jacon’s base salary was determined by the Compensation Committee based on an arms-length negotiation of the terms of the terms of Mr. Jacon’s employment in September 2012.

Cash Incentive. Mr. Jacon was awarded cash incentive compensation of $80,523, representing 20% of his annual base salary for 2013, or 44% of his target bonus of 45% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Signing Bonus. In connection with Mr. Jacon’s initial hire package, Mr. Jacon received a one-time signing bonus of $36,320.

Equity-Based Long-Term Incentive. In connection with Mr. Jacon’s initial hire package, Mr. Jacon was granted an option to purchase 39,150 shares of our common stock and 4,350 restricted stock units, together, referred to as the Jacon New Hire Awards, in March 2013 in compliance with the terms of the Rules of our 2006 Equity Incentive Plan for Participants in France. The Jacon New Hire Awards were approved by the Compensation Committee in September 2012 based on an arms-length negotiation of the terms of Mr. Jacon’s initial employment. In April 2013, as part of the Compensation Committee’s annual executive compensation program, the Compensation Committee approved the grant to Mr. Jacon of an option to purchase 52,500 shares of our common stock, which amount was identical to the options granted to most of our then-Executive Vice Presidents, and 8,000 restricted stock units; these awards together, referred to as the Jacon Annual Awards. The Jacon New Hire Awards and the Jacon Annual Awards were made pursuant to our 2006 Equity Incentive Plan and the Rules of our 2006 Equity Incentive Plan for Participants in France. Each of the option grants had an exercise price equal to the greater of the fair market value of our common stock on the date of such grant and 95% of the average opening price of our common stock on The NASDAQ Global Select Market during the 20 trading days immediately preceding the date of such grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Jacon New Hire Award that is a restricted stock unit grant will vest over a four-year period, with 50% vesting on the two-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following two years. The Jacon Annual Award that is a restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee did not utilize benchmark data in determining the Jacon Annual Awards and approved the Jacon Annual Awards based upon the criticality of his leadership of our international commercial operations, which the Compensation Committee believes is directly related to the success of our company and value for our shareholders.

Executive Vice President, North American Commercial Operations

As our Executive Vice President, North American Commercial Operations, James Post is responsible for our North American commercial operations, including managing our marketing programs and direct sales force. Mr. Post was hired and began employment in December 2013. In 2013, Mr. Post received aggregate cash and equity compensation of $2,204,260, which includes $2,036,592 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. The Compensation Committee determined Mr. Post’s compensation based on an arms-length negotiation of the terms of the terms of Mr. Post’s employment.

Base Salary. The Compensation Committee determined that Mr. Post’s base salary would be $425,000 in 2013. Mr. Post’s base salary of $425,000 was at the 96th percentile level of base salaries paid to the most senior sales executive at our peer group companies.

Signing Bonus. In connection with Mr. Post’s initial hire package, Mr. Post received a one-time signing bonus of $148,000.

Cash Incentive. Mr. Post was not eligible to receive cash incentive compensation for 2013.

Equity-Based Long-Term Incentive. In December 2013, in connection with Mr. Post’s initial hire package and commensurate with a newly-hired executive officer, Mr. Post was granted an option to purchase 100,000 shares of our common stock and 8,333 restricted stock units. These equity grants were determined by the Compensation Committee based on an arms-length negotiation of the terms of Mr. Post’s employment. These grants were made as inducement grants pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. These equity grants were at the 92nd percentile level, when reviewing the percentage-of-company analysis, and were at the highest percentile level, when reviewing the grant date fair value analysis, of equity grants to the most senior sales executive at peer group companies. These equity grants were in excess of the targeted 60th percentile level because Mr. Post received initial equity-based grants commensurate with a newly-hired executive officer and forfeited unvested equity-based grants of his former employer in connection with accepting employment with us.

Material Terms of Employment Agreements

John L. Bishop. In January 2007, we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee as described above, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. We pay for Mr. Bishop’s housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information; or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

contingent, in each case, upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. We will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Executive Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008, which has since been increased by the Compensation Committee as described above, and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary, which has since been increased as described above. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Miller an option to purchase 200,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

Kerry J. Flom. We entered into an employment offer letter with Dr. Flom, our Executive Vice President, Chief Regulatory Officer, in April 2004. Under the terms of the offer letter, Dr. Flom received an annual base salary of $200,000, which has since been increased by the Compensation Committee as described above. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Dr. Flom an option to purchase 60,000 shares of our common stock at an exercise price equal to the closing fair market value of such common stock on the later of date that such grant is approved by the Compensation Committee and his first day of employment with us. We also entered into a change of control and severance agreement with Dr. Flom that is described below.

Philippe Jacon. We entered into an employment offer letter with Mr. Jacon, our Executive Vice President, International Commercial Operations in October 2012 and Mr. Jacon began employment with us in January 2013. Under the terms of the offer letter, Mr. Jacon received an annual base salary of $397,158 in 2013, a signing bonus of $36,320 and a cash bonus up 45% of his base salary for 2013 under our cash incentive bonus program. The offer letter also provided that we would pay for Mr. Jacon’s relocation expenses. We also entered into a change of control and severance agreement with Mr. Jacon that is described below.

James Post. We entered into an employment offer letter with Mr. Post, our Executive Vice President, North American Commercial Operations, in November 2013 and Mr. Post began employment with us in December 2013. Under the terms of the offer letter, Mr. Post received an annual base salary of $425,000, a signing bonus of $148,000, and, solely for 2014, is guaranteed a 2014 cash bonus of 60% of his base salary for 2014 under our cash incentive bonus plan for 2014. In addition, the offer letter provided that, subject to approval of the Compensation Committee, we would grant Mr. Post with an option to purchase 100,000 shares of our common stock and 8,333 restricted stock units, the terms of which are described above. The offer letter also provides that we will also pay for Mr. Post’s commuting and housing expenses until the earlier to occur of the completion of his relocation to the San Francisco Bay Area or two years. We also entered into a change of control and severance agreement with Mr. Post that is described below.

Change of Control Retention and Severance Agreements for Andrew Miller, Kerry J. Flom, Philippe Jacon and James Post. We have entered into change of control retention and severance agreements with Messrs. Miller, Jacon and Post and Dr. Flom. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Miller, Jacon and Post and Dr. Flom will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested. The change of control retention and severance agreements also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. We believe this provision is necessary in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated. The change of control retention and severance agreements further provide that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors, which we believe is necessary in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the amended and restated change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	commission of an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of Cepheid;

•	breach of any confidentiality, proprietary information or other agreement with Cepheid or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the amended and restated change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s amended and restated change of control retention and severance agreement;

•	a forced relocation of such executive’s primary office in excess of fifty miles of that executive’s office immediately prior to the change of control; or

•	the failure of any successor of Cepheid to assume amended and restated change of control retention and severance agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Prohibition on Equity Hedging Transactions

We have a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regard to our securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair

Hollings C. Renton

Glenn D. Steele, Jr.

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2011, 2012 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John L. Bishop,	2013	577,238	—		753,870	2,433,308	227,700	(2)	106,668	(3)	4,098,784
Chairman and	2012	577,211	—		607,240	2,350,730	160,425	(4)	80,989		3,776,595
Chief Executive Officer	2011	566,827	—		787,125	2,652,390	500,250	(5)	69,634		4,576,225

Andrew D. Miller,	2013	416,596	—		226,161	724,815	82,170	(2)	3,717		1,453,459
Executive Vice President,	2012	416,389	—		533,595	2,065,743	57,893	(4)	3,000		3,076,620
Chief Financial Officer	2011	400,942	—		125,940	530,478	176,610	(5)	2,690		1,236,660

Kerry J. Flom	2013	352,500	—		1,246,211	1,160,136	69,300	(2)	2,056		2,830,203
Executive Vice President,
Chief Regulatory Officer

Philippe Jacon	2013	397,158	36,320	(6)	479,496	1,377,469	80,523	(2)	8,536	(7)	2,379,502
Executive Vice President,
International Commercial Operations

James Post	2013	19,615	148,000	(8)	374,652	1,661,940	—		53		2,204,260
Executive Vice President,
North American Commercial Operations

(1)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, computed in accordance with ASC 718 of all awards to the named executive officer. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 9, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.
(2)	Represents amount payable for 2013 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2013 that was paid in 2014.
(3)	Includes reimbursement of commuting and housing expenses in the amount of $93,961.
(4)	Represents amount payable for 2012 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2012 that was paid in 2013.
(5)	Represents amount payable for 2011 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2011 that was paid in 2012.
(6)	Consists of a signing bonus in the amount of $36,320.
(7)	Includes reimbursement of commuting and housing expenses in the amount of $6,816.
(8)	Consists of a signing bonus in the amount of $148,000.

2013 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock Option Awards ($) (4)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
John L. Bishop	N/A	258,750	517,500	776,250	—	—	—	—
	4/29/2013	—	—	—	—	176,250	38.66	2,433,308
	4/29/2013	—	—	—	19,500	—	—	753,870

Andrew D. Miller	N/A	93,375	186,750	280,125	—	—	—	—
	4/29/2013	—	—	—	—	52,500	38.66	724,815
	4/29/2013	—	—	—	5,850	—	—	226,161

Kerry Flom	N/A	78,750	157,500	236,250	—	—	—	—
	1/02/2013				—	28,750	35.48	435,321
	1/02/2013				28,750	—	—	1,020,050
	4/29/2013	—	—	—	—	52,500	38.66	724,815
	4/29/2013	—	—	—	5,850	—	—	226,161

Philippe Jacon	N/A	92,380	184,761	277,141	—	—	—	—
	3/15/2013	—	—	—	—	39,150	39.13	655,332
	3/15/2013	—	—	—	4,350	—	—	170,216
	5/17/2013	—	—	—	—	52,500	38.27	722,138
	4/29/2013	—	—	—	8,000	—	—	309,280

James Post	12/16/2013	—	—	—	—	100,000	44.96	1,661,940
	12/16/2013	—	—	—	8,333	—	—	374,652

(1)	Represents threshold, target and maximum possible payments pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in January 2013.
(2)	Number of restricted stock units granted under Cepheid’s 2006 Equity Incentive Plan.
(3)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2013. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards.

2013 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Bishop	—	—		—	—	19,500	(1)	910,065
	—	—		—	—	10,625	(2)	495,869
	—	—		—	—	9,375	(3)	437,531
	—	—		—	—	2,500	(4)	116,675
	—	176,250	(5)	38.66	4/29/2020	—		—
	64,062	89,688	(6)	35.72	4/24/2019	—		—
	120,000	60,000	(7)	31.49	4/25/2018	—		—
	160,416	14,584	(8)	20.47	4/29/2017	—		—
	110,000	—	(9)	8.43	4/28/2016	—		—
	125,000	—	(9)	19.85	4/24/2015	—		—
	150,000	—	(9)	11.94	4/25/2014	—		—
	50,000	—	(9)	9.08	4/27/2015	—		—
	200,000	—	(9)	7.35	4/29/2014	—		—

Andrew D. Miller	—	—		—	—	5,850	(1)	273,020
	—	—		—	—	3,385	(2)	157,978
	—	—		—	—	5,625	(10)	262,519
	—	—		—	—	1,500	(3)	70,005
	—	—		—	—	2,500	(4)	116,675
	—	52,500	(5)	38.66	4/29/2020	—		—
	20,312	28,438	(6)	35.72	4/24/2019	—		—
	43,125	46,875	(11)	34.01	1/3/2019	—		—
	24,000	12,000	(7)	31.49	4/25/2018	—		—
	2,438	3,250	(8)	20.47	4/29/2017	—		—

Kerry J. Flom	—	—		—	—	5,850	(1)	273,020
	—	—		—	—	28,750	(12)	1,341,763
	—	—		—	—	1,563	(2)	72,945
	—	—		—	—	1,422	(3)	66,365
	—	52,500	(5)	38.66	4/29/2020	—		—
	—	28,750	(13)	35.48	1/2/2020	—		—
	9,375	13,125	(6)	35.72	4/24/2019	—		—
	1,421	11,376	(7)	31.49	4/25/2018	—		—
	833	1,667	(8)	20.47	4/29/2017	—		—

Philippe Jacon	—	—		—	—	8,000	(14)	373,360
	—	—		—	—	4,350	(15)	203,015
	—	52,500	(16)	38.27	11/17/2019	—		—
	—	39,150	(17)	39.13	6/5/2019	—		—

James Post	—	—		—	—	8,333	(18)	388,901
	—	100,000	(19)	44.96	12/16/2020	—		—

(1)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2017.

(2)	Restricted stock units vested as to 1/4th of the restricted stock units on April 24, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 24, 2016.
(3)	Restricted stock units vested as to 1/4th of the restricted stock units on April 25, 2012 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 25, 2015.
(4)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2011 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2014.
(5)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2017.
(6)	Option vested as to 1/4th of the shares of common stock underlying it on April 24, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2016.
(7)	Option vested as to 1/4th of the shares of common stock underlying it on April 25, 2012 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2015.
(8)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2014.
(9)	Fully vested option.
(10)	Restricted stock units vested as to 1/4th of the restricted stock units on January 3, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 3, 2016.
(11)	Option vested as to 1/4th of the shares of common stock underlying it on January 3, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 3, 2016.
(12)	Restricted stock units vested as to 1/3rd of the restricted stock units on January 2, 2014 and as to 1/12th of the restricted stock units quarterly thereafter until fully vested on January 2, 2016.
(13)	Option vested as to 1/3rd of the shares of common stock underlying it on January 2, 2014 and as to 1/36th of the underlying shares monthly thereafter until fully vested on January 2, 2016.
(14)	Restricted stock units vested as to 1/4th of the restricted stock units on May 3, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on May 3, 2017.
(15)	Restricted stock units vested as to 1/4th of the restricted stock units on March 15, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on March 15, 2017.
(16)	Option vested as to 1/4th of the shares of common stock underlying it on May 3, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on May 3, 2017.
(17)	Option vested as to 1/4th of the shares of common stock underlying it on March 15, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on March 15, 2017.
(18)	Restricted stock units vested as to 1/4th of the restricted stock units on December 16, 2014 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on December 16, 2017.
(19)	Option vested as to 1/4th of the shares of common stock underlying it on December 16, 2014 and as to 1/48th of the underlying shares monthly thereafter until fully vested on December 16, 2017.

2013 Option Exercises and Stock Vested

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Bishop	134,799	3,818,573	17,625	663,952
Andrew D. Miller	23,813	608,986	12,407	455,860
Kerry J. Flom	36,328	669,243	11,885	528,220

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2013. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

Executive benefits and payments upon termination:	Voluntary termination or termination for cause ($)	Not within 1 year of a change of control				Within 1 year of a change of control				Death ($)	Disability ($)
		Termination other than for cause ($)		Constructive termination ($)		Termination other than for cause ($)		Constructive termination ($)
John L. Bishop:
Base salary	—	575,000		575,000		1,150,000		1,150,000		—	—
Bonus	—		(1)		(1)	517,500		517,500		—	—
Medical continuation	—		(2)		(2)		(3)		(3)	—	—
Value of accelerated equity grants (4)	—	2,823,593		2,823,593		5,647,187		5,647,187		—	—
Andrew D. Miller:
Base salary	—	—		—		622,500		622,500		—	—
Bonus	—	—		—		186,750		186,750		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (4)	—	—		—		2,472,925		2,472,925		—	—
Kerry J. Flom:
Base salary	—	—		—		525,000		525,000		—	—
Bonus	—	—		—		157,500		157,500		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants (4)	—	—		—		2,856,468		2,856,468		—	—
Philippe Jacon:
Base salary	—	—		—		620,100		620,100		—	—
Bonus	—	—		—		184,761		184,761		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (4)	—	—		—		1,312,566		1,312,566		—	—
James Post:
Base salary	—	—		—		637,500		637,500		—	—
Bonus	—	—		—		—		—		—	—
Medical continuation	—	—		—		—		—		—	—
Value of accelerated equity grants (4)	—	—		—		559,901		559,901		—	—

(1)	Mr. Bishop would receive a pro-rated portion of his target cash bonus for the year of termination.
(2)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.
(3)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.
(4)	Calculated based on the closing price of Cepheid’s common stock of $46.67 on December 31, 2013, the last business day of our most recently completed fiscal year, multiplied by the number of shares subject to outstanding equity awards, less, in the case of outstanding options, the aggregate exercise price of the option.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, grants of restricted stock unit awards and restricted stock, if applicable, that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. As part of this review, the Compensation Committee engaged Radford to deliver a report and assist with risk assessment of our compensation policies and programs. Based on the Compensation Committee’s review of our compensation policies and practices and Radford’s report, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

RELATED PERSON TRANSACTION POLICY

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to our directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to the Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee our financial, accounting, and reporting processes, our system of internal accounting and financial controls, the audit process, and our independent auditor’s qualifications, independence and performance. In furtherance of this purpose, the Audit Committee shall, among other things:

•	monitor the integrity of our financial statements;

•	review our major risk exposures and the steps taken by management to monitor or address such exposures;

•	monitor the periodic reviews of our accounting and financial reporting process and systems of internal control that are conducted by our independent registered public accounting firm and our financial and senior management;

•	review and evaluate the independence, judgment, and performance of our independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm, including a review of the overall scope, planning and staffing of such services, and select, oversee and compensate our independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the Audit Committee meets the independence and financial experience requirements of the Securities and Exchange Commission and NASDAQ listing standards. Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. Further, each member of the Audit Committee does not participate in the preparation of our financial statements, and has not so participated at any time during the past three years.

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles and the provision of all required certifications relating to those financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with our management;

•	discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

AUDIT COMMITTEE

Cristina H. Kepner, Chair

Thomas D. Brown

Dean O. Morton

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for the 2015 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 13, 2014. Submissions must be received by us at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in the proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 31, 2014. Any submissions not received in the manner described above will not be considered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of the forms furnished to it and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year, except as follows: (i) Andrew D. Miller filed a late Form 4 reporting the vesting of restricted stock units, (ii) each of Thomas D. Brown, Robert J. Easton, Cristina H. Kepner and Glenn D. Steele, Jr. filed late a Form 4 reporting the issuance of fully-vested shares of common stock in lieu of director cash retainer fees, (iii) Philippe Jacon filed an amended Form 4 to correct the grant date, exercise price and expiration date of a stock option, which were improperly reflected as a result of an administrative error, (iv) each of Mr. Brown, Mr. Easton, Thomas L. Gutshall, Ms. Kepner, Dean O. Morton, Hollings Renton and Dr. Steele filed an amended Form 4 to correct to correct administrative errors in reporting the number of shares underlying stock options and RSUs and (v) Kerry J. Flom filed an amended Form 4 to correct to correct administrative errors in the original filing.

SHAREHOLDER COMMUNICATIONS

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board of Directors, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Our policy is to encourage members of our Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2013, eight of the nine directors then in office attended our annual meeting of shareholders.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2006 Equity Incentive Plan

(adopted April 27, 2006 and amended April 24, 2008, April 29, 2010, October 26, 2010, April 24, 2012 and April     , 2014)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 21.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of April     , 2014, is 17,7000,000 Shares plus (i) any authorized shares not issued or subject to outstanding grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) on the date the 1997 Plan is terminated; (ii) shares that are subject to issuance upon exercise of an option granted under the 1997 Plan but cease to be subject to such option for any reason other than exercise of such option; and (iii) shares that were issued under the 1997 Plan which are repurchased by the Company at the original issue price or forfeited. Subject to Sections 2.2 and 21.2 hereof, Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Any Award, other than an Option or a SAR, shall reduce the number of Shares available for issuance by 1.75 Shares for each Share subject to such Award (for an Option or a SAR this ratio shall remain 1:1). SARs to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the SAR. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Options granted under this Plan.

2.2 Adjustment of Shares. In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of outstanding Options and SARs, (c) the number of Shares subject to outstanding Options and SARs and (d) the maximum number of Shares that may be granted pursuant to Section 3 may, upon approval of the Board in its discretion, be proportionately adjusted in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than one million five hundred thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to two or more directors of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of an NQSO will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the

Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in such calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize, with prior shareholder approval, the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

6.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 6 shall be NQSOs.

6.2 Eligibility. Options and RSUs subject to this Section 6 shall be granted only to Outside Directors. An Outside Director who is elected or reelected as a member of the Board will be eligible to receive an Award under this Section 6.

6.3 Grant for Initial Election or Appointment. Each Outside Director who is first elected or appointed as a member of the Board on or after the 2014 annual meeting of shareholders will automatically be granted, on the date such Outside Director is first elected or appointed as a member of the Board, Options and/or RSUs that, in the aggregate, equals 32,500 Option equivalents (an “Initial Election Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

6.4 Annual Grants. On the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company beginning with the 2014 annual meeting (even if held on the same day as the meeting of shareholders), the Company shall grant each Outside Director then in office for longer than six months Options and/or RSUs that, in the aggregate, equals 21,700 Option equivalents (an “Annual Grant”), with the mix of Options and RSUs and the equivalency ratio of Options and RSUs to be determined from time to time in the discretion of the Board.

6.5 Discretionary Grant. The Board may make discretionary grants to any Outside Director (a “Discretionary Grant”).

6.6 Vesting, Exercisability and Settlement. The date an Outside Director receives an Initial Election Grant or an Annual Grant is referred to in this Plan as the “Start Date” for such Award(s).

(a) Initial Election Grants. Except as set forth in Section 21.4, each Initial Election Grant will vest, and become exercisable or be settled as to one-third (1/3) of the Shares subject to such Initial Election Grant on each one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(b) Annual Grants. Except as set forth in Section 21.4, each Annual Grant will vest, become exercisable and be settled as to one hundred percent (100%) of the Shares subject to such Annual Grant on the one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(c) Discretionary Grants. Except as set forth in Section 21.4, Discretionary Grants shall vest, and become exercisable or be settled as determined by the Board.

6.7 Exercise Price. With respect to Options granted to an Outside Director, the exercise price shall not be less than the Fair Market Value of the Shares at the time that such Option is granted.

7. RESTRICTED STOCK AWARDS.

7.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

7.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty (30) days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. The Restricted Stock Award, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

7.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, may be less than Fair Market Value (but not less than the par value of the Shares when required by law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company, as communicated and made available to Participants.

7.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award, provided, that, subject to Section 27 below, all Restricted Stock Awards with vesting restrictions based upon completion of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other vesting restrictions for Restricted Stock Awards shall have a minimum three-year Performance Period; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.5 Termination During Performance Period. Except as may be set forth in the Participant’s Restricted Stock Purchase Agreement, vesting ceases on such Participant’s Termination Date.

8. STOCK BONUS AWARDS.

8.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award.

8.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award, provided, that, subject to Section 27 below, all Stock Bonus Awards with vesting restrictions based upon completion of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other vesting restrictions for Stock Bonus Awards shall have a minimum three-year Performance Period; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.3 Form of Payment to Participant. The Stock Bonus Award will be paid to the Participant currently. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

8.4 Termination of Participant. In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.

9. STOCK APPRECIATION RIGHTS.

9.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in a SAR Agreement). The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

9.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, but may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria.

9.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

9.4 Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

10. RESTRICTED STOCK UNITS.

10.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.2 Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, (d) the timing of settlement of a RSU, provided, that, subject to Section 27 below, a RSU with settlement restrictions based upon satisfaction of performance goals based on Performance Factors shall have a minimum one-year Performance Period and all other settlement restrictions for RSUs shall have a minimum three-year Performance Period, and (e) the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

10.3 Form and Timing of Settlement. The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

11. PERFORMANCE SHARES.

11.1 Awards of Performance Shares. A Performance Share Award is an award to an eligible person denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to a Performance Share Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

11.2 Terms of Performance Shares. The Committee will determine, and each Performance Share Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled, provided, that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (c) the consideration to be distributed on settlement, and the effect on each award of Performance Shares of the Participant’s Termination. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period, provided, that, subject to Section 27 below, the Performance Period shall be a minimum of one year; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the applicable performance goals to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

11.3 Form and Timing of Settlement. The portion of an award of Performance Shares being settled shall be paid currently.

12. PAYMENT FOR SHARE PURCHASES.

12.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;

(d) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Common Stock exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(e) by a form of cashless exercise program implemented by the Company in connection with the Plan;

(f) by any combination of the foregoing; or

(g) by any other method approved by the Board.

13. WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

13.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

14. TRANSFERABILITY.

14.1 General Rule. Except as otherwise provided in this Section 14, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

14.2 All Awards other than NQSOs. All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

14.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.

16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

21. CORPORATE TRANSACTIONS.

21.1 Dissolution or Liquidation. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, all Awards will terminate immediately prior to the consummation of such proposed action.

21.2 Merger or Asset Sale. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company:

(a) Awards. Each Award shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall have the right to exercise the Award as to all of the shares of Common Stock covered by the Award, including Shares as to which it would not otherwise be exercisable. If an Award is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to the Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(b) Shares Subject to Right of Repurchase. Any Shares subject to a Right of Repurchase of the Company, as described in Section 15.2 herein, shall be exchanged for the consideration (whether stock, cash, or other securities or property) received in the merger or asset sale by the holders of Common Stock for each share held on the effective date of the transaction, as described in the preceding paragraph. If in such exchange the Participant receives shares of stock of the successor corporation or a parent or subsidiary of such successor corporation, and if the successor corporation has agreed to assume or substitute for Awards as provided in the preceding paragraph, such exchanged shares shall continue to be subject to such Right of Repurchase. If, as provided in the preceding paragraph, the Participant shall have the right to exercise an Award as to all of the shares of Common Stock covered thereby, all Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested.

21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an award, such new Award may be granted with a similarly adjusted Exercise Price.

21.4 Outside Director Grants. Notwithstanding any provision to the contrary, in the event of a dissolution or liquidation described in Section 21.1 or a merger or asset sale described in Section 21.2, the vesting of all Options and RSUs granted to Outside Directors pursuant to Section 6 of this Plan will accelerate and be fully vested, any Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested, and any Options will become exercisable in full immediately prior to, and contingent upon, the consummation of such event and upon such other conditions as the Committee determines, and such Options must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire.

22. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board and upon receiving approval of the Company’s shareholders shall become effective (the “Effective Date”).

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

27. TIME-BASED RESTRICTIONS. Notwithstanding anything else in this Plan, the Company may grant Restricted Stock Awards, Stock Bonus Awards, RSUs and Performance Share Awards without taking into account the minimum Performance Period requirements set forth in Sections 7, 8, 10 and 11, respectively; provided, that, the Company does not grant more than 10% of the aggregate Shares reserved and available for grant and issuance pursuant to this Plan without such minimum Performance Periods set forth in Sections 7, 8, 10 and 11 above. For the avoidance of doubt, neither the foregoing sentence nor the minimum Performance Period requirements set forth in Sections 7, 8, 10 and 11 shall restrict the Company from entering into (or continuing to be a party to) individual agreements with Participants that provide for the acceleration of the vesting restrictions or Performance Periods of Awards upon a change of control, termination of employment, or other specific events.

28. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Cepheid or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 11 of the Plan.

“Performance Share Agreement” means an agreement evidencing a Performance Share Award granted pursuant to Section 11 of the Plan.

“Plan” means this Cepheid 2006 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

“Restricted Stock Purchase Agreement” means an agreement evidencing a Restricted Stock Award granted pursuant to Section 7 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 10 of the Plan.

“SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 9 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 9 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Agreement” means an agreement evidencing a Stock Bonus Award granted pursuant to Section 8 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 13, 2014

The undersigned shareholder of Cepheid hereby appoints Andrew D. Miller and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on February 26, 2014, at the annual meeting of shareholders of Cepheid to be held on April 22, 2014 at 1:00 p.m. Pacific time at Cepheid’s offices, 1315 Chesapeake Terrace, Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

☐ Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

The Board of Directors recommends you vote “FOR” each of the following nominees to serve on the Board of Directors for a three-year term.

1.	To elect three Class III directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:
	Robert J. Easton	For ☐	Against ☐	Abstain ☐

	Hollings C. Renton	For ☐	Against ☐	Abstain ☐

	Glenn D. Steele, Jr.	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “FOR” proposals two, three, four and five:

2.	To approve an amendment to our articles of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.	For ☐	Against ☐	Abstain ☐

3.

To amend Cepheid’s 2006 Equity Incentive Plan to increase the number of shares of Cepheid’s common stock reserved for issuance by 3,300,000 shares and to increase the pre-determined amount of stock option equivalents granted to our non-employee directors.

		For ☐	Against ☐	Abstain ☐

4.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2014.	For ☐	Against ☐	Abstain ☐

5.	To approve a non-binding advisory resolution on Cepheid’s executive compensation.	For ☐	Against ☐	Abstain ☐

Signature:	Date:	Signature:	Date:

Print Name:		Print Name:

Directions

FROM SAN JOSE:

Take 101 northbound.

Take the Lawrence Expressway exit.

Make a right onto Lawrence Expressway (at signal).

Make a left onto Moffett Park Dr. (at signal).

Make the first left onto Chesapeake Terrace.

Proceed to 1315 Chesapeake Terrace (to Mediterranean

Conference Room).

FROM SAN FRANCISCO:

Take 101 southbound.

Take the Lawrence Expressway exit.

Make a left onto Lawrence Expressway (at signal).

Make a left onto Moffett Park Dr. (at signal).

Make the first left onto Chesapeake Terrace.

Proceed to 1315 Chesapeake Terrace (to Mediterranean

Conference Room).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.